UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ZAGG INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 9, 2015

Supplemental Information Regarding ZAGG Inc Proxy Statement

Last month we provided our stockholders with the proxy statement for ZAGG Inc’s 2015 Annual Meeting of Stockholders, which will be held on June 11, 2015. We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all of the proposals included in our proxy statement. In particular, we are requesting your support on Proposal 1 – specifically a vote FOR Director Cheryl A. Larabee, and Proposal 3 – the annual advisory vote on the compensation paid to our named executive officers (referred to as the “say-on-pay proposal”).

We intend to convene our annual stockholders meeting on Thursday, June 11, 2015, but to adjourn the meeting without concluding on the voting results for Proposal 1, the director’s appointments, and Proposal 3, the say-on-pay proposal, in order to give stockholders adequate time to evaluate the material covered in this supplemental filing to the proxy statement. The voting will remain open until Thursday, June 25, 2015, when we will reconvene the 2015 Annual Meeting of Stockholders and conclude the voting on those two proposals.

Supplemental Information Regarding Proposal 1 –

Election of Directors

Institutional Shareholder Services, Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) have recommended that stockholders withhold votes for Cheryl A. Larabee due to their interpretation of an amendment to our bylaws adopted in November 2014. However, we believe that their interpretation omits what we consider to be critical information for stockholders. The proxy analysis reports by ISS and Glass Lewis reference a Board decision to amend our bylaws to: (1) require supermajority stockholder approval to remove a director, and (2) establish a state or federal court in the state of Utah as the exclusive forum for certain legal actions against our company, which is organized under the laws of Nevada. In light of this recommendation, we thought it would be useful to explain the rationale behind these changes to our bylaws. We hope you find this information, together with the information set forth in our proxy statement, helpful in your decision-making process.

In respect of the first matter, the 2014 bylaw amendment requiring a supermajority director removal vote arose from a comprehensive review of our governing documents, including our bylaws. Our bylaws were not amended in anticipation of any controversial Board action that foreseeably could have led to litigation. The bylaws were updated to, among other things, conform to Nevada law.  These updates include paragraph 19 of the bylaws, which sets forth the two-thirds minimum stockholder vote to remove a director. As updated, this bylaw provision is consistent with Nevada Revised Statutes Section 78.335(1), which provides that “any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.”  This change to our bylaws was not made to make it more difficult for stockholders to remove directors when stockholders believe a director is not performing her or his duties in the best interests of our company and stockholders.  Rather, the sole purpose of this change was to bring the bylaws into compliance with applicable Nevada law which includes a clear requirement of a two-thirds vote of stockholders to remove a director. Apparently, the proxy advisory firms overlooked this express requirement of Nevada law when they made the withhold recommendation regarding Ms. Larabee.

The second issue raised in the withhold recommendations for Ms. Larabee was the Board’s designation of a state or federal court located within Utah as the exclusive forum for certain types of stockholders and intra-corporate litigation, despite the fact that we were incorporated in Nevada. After considering forum selection issues in 2014, the Board determined that it was in the best interests of our company and stockholders to require all stockholders to litigate these matters in Utah because we are headquartered in Utah, all of our executive officers reside and work in Utah, and substantially all of our records are located in Utah, making such stockholder litigation in Utah much more convenient and efficient for us. In addition, Utah courts routinely apply Nevada law and, if necessary, there is a mechanism through which a Utah court could request a Nevada court to clarify its law. The Board also determined that the Company’s ability to manage the cost of defending stockholders litigation in Utah would be better than in other jurisdictions.

When making the withhold recommendation of Ms. Larabee, the proxy advisory firms stated that when other publicly traded companies have established an exclusive forum for certain stockholder actions against the company and/or its representatives, they have selected their legal domicile as that forum, on grounds that such venue is best suited to apply its own laws. We disagree with this overbroad conclusion. Other public companies have amended their bylaws to require certain stockholders litigation be brought in the state where the company is headquartered and conducts most of its business, rather than its state of incorporation.1 Moreover, many courts have held that forum selection clauses in corporate governance documents are prima facie enforceable, in the same way that forum selection clauses in other contracts are enforceable.2 The Delaware Court of Chancery has held that it is reasonable and natural to select the state where a company is headquartered and conducts most of its business as the forum state for shareholder litigation.3 This fact was of importance to our Board because Nevada courts often look to Delaware case law for guidance when faced with corporate governance issues.4 For these reasons, our Board concluded that Utah should be the exclusive forum for certain stockholder litigation. We hope that the foregoing information gives you more perspective on our Board’s reasoning in adopting Utah as the forum for certain shareholder litigation and helps you to appropriately assess these issues for purposes of voting on Ms. Larabee’s re-election.

We request that you vote FOR the election of all five nominees for director, including Cheryl A. Larabee (Proposal 1).

Supplemental Information Regarding Proposal 3 –

Advisory Vote on Executive Compensation

ISS has recommended that stockholders vote against the say-on-pay proposal based on its concerns about the compensation paid to our Chief Executive Officer (“CEO”), while Glass Lewis has recommended that stockholders vote in favor of our say-on-pay proposal.  In light of these opposing recommendations, we thought it would be helpful to provide stockholders with the additional information set forth below regarding our executive compensation program, specifically as it relates to the compensation of our CEO.

We encourage stockholders to read carefully the description of our executive compensation program contained in our proxy statement and the information provided in this supplement when considering how to vote on Proposal 3.

1 Examples of such public companies include First Citizens Bancshares, Inc. (incorporated in Delaware, but bylaws designate the federal courts in the Eastern District of North Carolina as the exclusive forum for adjudicating stockholder disputes), Integrated Silicon Solution, Inc. (incorporated in Delaware, but bylaws designate the courts of Santa Clara County, California as the exclusive forum for adjudicating stockholder disputes), Transcat, Inc. (incorporated in Ohio, but its Code of Regulations designates the federal courts within Monroe County, New York as the exclusive forum for adjudicating stockholder disputes) and Audience, Inc. (incorporated in Delaware, but bylaws designate the courts of Santa Clara County, California as the exclusive forum for adjudicating stockholder disputes).

2 Boilermakers Local 154 Retirement Fund v. Chevron Corp., 73 A.3d 934 (Del. Ch. 2013); City of Providence v. First Citizens Bancshares, Inc., 99 A.3d 229 (Del Ch. 2014); North v. MacNamara, 47 F.Supp.3d 635 (S.D. Ohio 2014); Melissa’s Trust v. Seton, No. 14 C 02068, 2014 WL 3811241 (July 31, 2014, N.D. Ill.).

3 City of Providence, 73 A.3d at 235.

4 See Cohen v. Mirage Resorts, 62 P.3d 720, 726 (Nev. 2003) (looking to Delaware and New York caselaw for guidance where those states have similar corporate statutes); Andes Industries, Inc. v. Cheng Sun Lan, No. 2:14-cv-00400-APG-GWF, 2015 WL 1397727 (March 25, 2015, D. Nev.) (summarizing Delaware case law on forum selection clauses in corporate bylaws and North v. MacNamara, 47 F.Supp.3d 635 (S.D. Ohio 2014), but deciding motion on other grounds).

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Our Approach to Executive Compensation

The Compensation Committee of our Board (the “Compensation Committee”) annually:

●	studies market data and trends;
●	seeks advice (on this issue, biannually) from compensation consultants regarding best practices;
●	monitors policies published by the proxy advisory firms, including ISS and Glass Lewis, and, in the case of ISS, contracts for some of its services;
●	evaluates the economic, strategic and organizational challenges facing our company; and
●	establishes base salaries, and targets annual and long-term compensation opportunities for the CEO, CFO, and COO (collectively, the “Named Executives”).

The annual incentive compensation for our CEO is dependent on the achievement of pre-established operating performance goals, which we believe directly influences stockholder returns and which directly reflects changes in financial results each year.

26% of our CEO’s compensation for 2014 was performance-based or otherwise at risk, versus 0% in 2013, and was linked to three operating metrics: net sales, adjusted EBITDA and earnings per share. In 2014, the Compensation Committee revised plans in place during prior years and approved the 2014 performance-based incentive plan for the Named Executives to include an incentive range of 0% to a maximum of 37% of base salary tied to the Company achieving predetermined 2014 metrics of net sales (50% of incentive), adjusted EBITDA (25% of incentive), and earnings per share (25% of incentive). The table below shows the 2014 ranges for these operating metrics.

2014	Net Sales		Adjusted EBITDA		Earnings Per Share
Minimum	$218.1	M	$32.1	M	$0.339
Target	$245.0	M	$36.0	M	$0.390
Maximum	$281.8	M	$41.4	M	$0.449

Cash and stock incentive targets were established for a full payout, with the possibility to increase up to 15% above target and a floor tied to low end of our annual guidance range. Our Board felt that tying performance targets for executive compensation to levels that were below our annual guidance did not show a commitment to creating stockholder value. In addition, there is an accelerator up to the top of the 15% band and a decelerator down to the low end of the Company’s annual guidance such that for each percentage increased above target, payout increased 1.5%, and decreased at the same rate to the low end of the Company’s annual guidance.

The table below shows the actual results for these three operating metrics for both 2014 and 2013.

	2014		2013
Net Sales	$261.6	M	$219.4	M
Adjusted EBITDA	$32.1	M	$39.1	M*
Earnings Per Share	$0.34		$0.15

*2013 adjusted EBITDA includes impairment of goodwill and intangibles of $11.2 million.

ZAGG’s commitment to Stockholder Value Creation

Our Board believes that our CEO’s execution has led to our improved financial performance in 2014. The compensation of our CEO should be evaluated in the following in context:

●	We have benefited from our CEO’s actions to strengthen the executive team.
In 2014 we added five new members to the executive team:

o	Brian Stech, Executive Vice President of Global Sales and Marketing, joined April 2014;
o	Kent Wuthrich, Executive Vice President of Product Management, appointed to the role in May 2014;
o	Kim Rogers, Director of Investor Relations and Business Development, joined June 1, 2014;
o	Anne “Petey” McKnight, Vice President of Marketing, joined September 2014; and
o	Steve Tarr, Chief Operating Officer, joined October 2014.

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●	$19.6 million in capital has been returned to our stockholders in the past two years through a share repurchase program.

●	All company debt was retired in early 2014 and we remain debt free.

●	Our stock performance in 2014 exceeded both the major stock indices and our peer group of companies.

o	56% for ZAGG stock in 2014; versus
o	12.6% for the Russell 2000;
o	11.4% for the S&P 500;
o	13.4% for the Nasdaq;
o	7.5% for the Dow Jones Industrial Average; and
o	15.2% for the mean of our peer group of companies as published in our proxy.

●	Our CEO communicated in the annual guidance that 2014 would be a year of returning the company to growth. Under his leadership, the Company executed to plan and delivered annual operating results that exceeded the growth expectations reflected in the annual guidance.

●	Our CEO’s 2014 performance metrics were sufficiently rigorous such that despite a 127% increase in earnings per share and a year-over-year net sales increase of 19.0%, he did not receive 100% payout on the incentive cash and performance-based restricted stock units tied to these targets.

●	Total target 2015 compensation for the CEO is over 50% performance based. [5]

●	We proactively modified our executive compensation plan in 2014 as a result of the 56.6% approval on our 2013 say-on-pay proposal. We also conducted stockholder engagement meetings during 2014 to garner input from our institutional investors on their views on governance and executive compensation issues. Only one institutional stockholder out of 25 contacted agreed to speak with us. ISS acknowledged these changes in their proxy report:

“In this case, the company acknowledges that the vote result represented "moderate" stockholder support for the company's incentive programs. As a result, the company has revised its compensation programs for 2015 to provide equity grants that will be entirely performance-based.

While the company does not disclose the number of stockholders contacted or distinct feedback received, these actions represent an improvement and may serve to better link pay to performance.”

Summary

Our overall pay practices reflect many best practices that are supported by the major proxy advisory firms, such a Glass Lewis and ISS. Our practices include CEO and executive ownership guidelines, a claw back policy, no excise tax gross-ups, double trigger vesting of equity awards upon a change of control, and CEO compensation linked to performance on par with companies of our market capitalization.

Our Board has been responsive to stockholders’ desire to see more compensation tied to performance and has made comprehensive changes to executive compensation in order to align our programs with the interest, long- and short-term, of our stockholders.

We hope that the information provided gives more perspective on our CEO compensation plan and helps you to evaluate the program for the purposes of voting on our say-on-pay proposal.

5 For more information on the 2015 executive compensation plan, see pages 18-19 in our 2014 proxy statement.

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We request that you vote FOR our say-on-pay proposal (Proposal 3).

Even if you have already voted, you can change your vote at any time before the Annual Meeting. You may vote or change your vote using any of the following methods:

●	By Internet: We encourage you to vote and submit your proxy over the Internet at www.proxyvote.com.

●	By Telephone: You may vote by telephone by calling 1-800-579-1639.

●	In person at the Annual Meeting: All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

If you are a stockholder of record, you can revoke your proxy before the time of voting at the Annual Meeting in any of the following ways:

●	by mailing a revised proxy to the Secretary of the Company;

●	by changing your vote on the Internet website;

●	by faxing a revised proxy card; or

●	by voting in person at the Annual Meeting.

If you hold your shares in street name, you may change or revoke the voting instructions you provide to your broker, bank or nominee by following the specific directions provided to you by your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee, by attending the Annual Meeting and voting in person.

Voting instructions, including instructions to revoke a proxy, are also included in your proxy materials.

Your vote is important to us. We appreciate and thank you for your vote.

Sincerely,

ZAGG Inc

Salt Lake City, Utah

June 9, 2015

This information is first being released to stockholders on or about June 9, 2015, and should be read together with the proxy statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

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